UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2018

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Theresa Drew was elected to the Sonoco Board of Directors on October 1, 2018.

Ms. Drew, 61, is managing partner for the Carolinas Practice of Deloitte LLP, where she is currently responsible for the strategic direction of Deloitte's activities across North and South Carolina serving clients in a variety of industries, including manufacturing, consumer business and hospitality. Ms. Drew joined Deloitte in 1979 and became a partner in 1991. She served in a variety of leadership roles, including managing partner of the San Diego practice and audit partner-in-charge in Phoenix before assuming leadership of the Carolinas practice in 2011.

With the election of Ms. Drew, Sonoco has increased its board of directors to 13 members. Ms. Drew has been appointed to serve on the Financial Policy and Employee and Public Responsibility Committees of the Board, and she is expected to join the Audit Committee at a later date.

The Company has not entered into any material contracts, plans or arrangements with Ms. Drew. There are no family relationships between Ms. Drew and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which she has been appointed. There are no transactions between the Company and Ms. Drew that would constitute related person transactions under Item 404(a) of Regulation S-K.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(d)     Exhibits.

99	News Release dated October 1, 2018, announcing Theresa Drew's Election to Sonoco's Board of Directors

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: October 3, 2018	By:	/s/ Barry L. Saunders
Barry L. Saunders Senior Vice President and Chief Financial Officer